EXHIBIT 10.1

AMENDMENT NO.  4 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment No.  4 to Amended and Restated Loan and Security Agreement (this “Amendment”) is effective as of October 1, 2006, is by and among LASALLE BANK NATIONAL ASSOCIATION, for itself as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Amended and Restated Loan Agreement (as defined below) and APAC CUSTOMER SERVICES, INC. (“Borrower”).

Preliminary Statements

Agent and Borrower are party to that certain Amended and Restated Loan and Security Agreement dated as of October 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the (“Amended and Restated Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Amended and Restated Loan Agreement.

Borrower has requested, among other things, that Agent amend the Amended and Restated Loan Agreement to (i) provide for changes to the definitions of Capital Expenditures, EBITDA and Special Litigation Reserve pursuant to Section 1, (ii) amend the Tangible Net Worth covenant pursuant to Section 14(a), the Maximum Cash Restructuring Charge covenant pursuant to Section 14(e), and the Fixed Charge Coverage covenant pursuant to Section 14(f) and (iii) eliminate the Interest Coverage covenant pursuant to Section 14(b), the Minimum Free Cash Flow covenant pursuant to Section 14(c) and the Excess Availability covenant pursuant to Section 14(d), all as set forth herein and Agent is willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Amended and Restated Loan Agreement. In reliance on the representations and warranties set forth in Section 2 below and subject to the satisfaction of the conditions set forth in Section 3 below, the Amended and Restated Loan Agreement is hereby amended as follows:

(a) The definitions of “Capital Expenditures”, “EBITDA” and “Special Litigation Reserve” in Section 1 of the Amended and Restated Loan Agreement are hereby amended and restated in their entirety, as follows:

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries less the amount of net cash proceeds received from the sale of such property, plant and equipment or similar fixed asset that have been applied against the Revolving Loans of Borrower during such period.

"EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income for such period, plus the sum (without duplication) of all amounts deducted in arriving at such net income amount in respect of (i) interest expense for such period, (ii) federal, state and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including, without limitation, goodwill, deferred expenses and organization costs) for such period, (iv)  non-cash restructuring charges and non-cash asset impairment charges incurred during the period from July 1, 2005 through December 31, 2006 and not to exceed $5,000,000 in connection with the Restructuring, (v) cash restructuring charges incurred during such period in connection with the Restructuring Plan, not to exceed $9,000,000 from July 1, 2005 through June 30, 2006, (vi) the write down of goodwill in the quarter ending September 30, 2005 in an amount not to exceed $11,000,000; (vii) with respect to periods beginning after June 30, 2006, cash and non-cash restructuring charges and non-cash asset impairment charges incurred during the period and not to exceed (A) $2,100,000 for the six (6) month period from July 1, 2006 through the end of Borrower’s Fiscal Year ending on or about December 31, 2006 and (B) $2,500,000 in any Fiscal Year thereafter, and (viii) non-cash charges related to the expensing of options for Borrower’s common stock, all on a consolidated basis.

"Special Litigation Reserve” shall mean a reserve established by Agent on June 30, 2006 equal to $1,000,000.00 which was subsequently increased to $1,600,000.00 as of October 1, 2006, which reserve shall be increased to $2,800,000 on December 31, 2006 and, which reserve shall be subsequently increased on the last Business Day of each calendar month thereafter by (i) $150,000 for each calendar month from January, 2007 through December, 2007, and (ii) $125,000 for each calendar month from January 2008 through the earlier to occur of (A) December 2008 and (B) the termination of this Agreement pursuant to Section 10, provided that such reserve may be adjusted by Agent from time to time, in its sole discretion, determined in good faith, and may be eliminated if Borrower and Agent agree.

(b) Section 2(a) of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety, as follows:

2. LOANS.

(a) Revolving Loans.

Immediately prior to the effectiveness of this Agreement, as of the date thereof, the outstanding principal balance of the Original Revolving Loans was $9,407,249.59 (the “Outstanding Original Revolving Loan Balance”). On the date thereof, the Outstanding Original Revolving Loan Balance remained an outstanding Liability except to the extent that such Outstanding Original Revolving Loan Balance was repaid on the date thereof. Subject to the terms and conditions of this Agreement and the Other Agreements to which an Obligor is a party, during the Original Term and any Renewal Term, so long as no Event of Default has occurred and is continuing, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed the sum of the following sublimits (the "Revolving Loan Limit”):

(i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Billed Eligible Accounts; plus

(ii) (A) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Unbilled Eligible Accounts or (B) Seventeen Million and No/100 Dollars ($17,000,000), whichever is less; minus

(iii) such reserves as Agent elects, in its sole discretion, determined in good faith, to establish from time to time (which amount shall include the Special Litigation Reserve and an amount reflecting unpaid payroll including payroll taxes which amount shall initially be $7,000,000);

provided, that the Revolving Loan Limit shall in no event exceed, as of any date, Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000) (such amount from time to time in effect, the “Maximum Revolving Loan Limit”); provided, further, that the Revolving Loan Limit shall be determined by reference to the most current borrowing base certificate delivered pursuant to Section 9(a) and such determination shall remain in effect until delivery of the next borrowing base certificate unless the Revolving Loan Limit is otherwise adjusted by Agent in its sole credit judgment determined in good faith as a result of Billed Eligible Accounts or Unbilled Eligible Accounts becoming ineligible prior to the delivery of the next borrowing base certificate or the establishment by Agent in its sole discretion, determined in good faith, of any reserves. Agent shall provide prompt notice to Borrower when (i) any adjustment of the Revolving Loan Limit prior to the delivery of a borrowing base certificate pursuant to Section 9(a) is made and (ii) establishing any reserves.

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the outstanding Prime Rate Loans until such Revolving Loans are paid in full and then to the outstanding LIBOR Rate Loans.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If Borrower makes a request for a Revolving Loan as provided herein Agent, at its option and in its sole discretion, shall do either of the following:

(i) advance the amount of the proposed Revolving Loan to Borrower disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as Borrower’s request therefor with respect to Prime Rate Loans if Borrower notifies Agent of such request by 1:00 P.M. (Chicago time) on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower of Borrower’s request for an advance pursuant to this subsection 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a "Defaulting Lender”) Borrower and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrower, at the interest rate applicable at such time for such Revolving Loans; provided, that Borrower’s obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

Borrower hereby authorizes Agent, in its sole discretion determined in good faith, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, reasonable and documented costs or reasonable and documented expenses required to be made under this Agreement or the Other Agreements.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) on such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing, the applicable Interest Period for LIBOR Rate Loans, and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Borrower maintains a controlled disbursement account at LaSalle, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute, to the extent there are insufficient funds in such controlled disbursement account to make such payment, a request for a Revolving Loan as a Prime Rate Loan in an amount equal to any such insufficient funds. As an accommodation to Borrower, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it, except, in each case, to the extent Agent is grossly negligent or commits willful misconduct.

Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: the proceeds of each Revolving Loan requested under subsection 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer, book transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.         .

(c) Section 14 of the Amended and Restated Loan Agreement is hereby amended and restated in its entirety, as follows:

14. Until payment and satisfaction in full of all Liabilities and the termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s financial covenants hereunder in any specific instance, Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Tangible Net Worth.

Borrower’s Tangible Net Worth shall not as of the last day of each fiscal quarter of Borrower be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” being defined for purposes of this subsection as (i) $6,500,000 at all times from the date hereof through December 31, 2005, (ii) $6,000,000 at all times from January 1, 2006 through June 30, 2006, (iii) $6,750,000 at all times from July 1, 2006 through September 30, 2006, (iv) $7,750,000 at all times from October 1, 2006 through December 31, 2006, and (v) thereafter, for each other fiscal quarter of Borrower, the Minimum Tangible Net Worth during the immediately preceding fiscal quarter of Borrower plus fifty percent (50%) of Borrower’s positive net income for such fiscal quarter as reflected on Borrower’s financial statements delivered pursuant to subsection 9(c) for such fiscal quarter; and “Tangible Net Worth” being defined for purposes of this subsection as of any particular date, the difference between (a) total shareholders equity, minus (b) the value of Borrower’s unamortized debt discount and expense, prepaid expenses, deposits, unamortized deferred charges (including deferred income tax assets with a maximum limit of up to Twelve Million and No/100 Dollars ($12,000,000.00)), goodwill, organization costs, noncompetition agreements, patents, copyrights, trademarks and other intangible items, all as determined in accordance with generally accepted accounting principles applied on a basis consistent with the financial statement dated August 27, 2006 except as set forth herein.

(b) Maximum Cash Restructuring Charge.

Borrower shall not incur cash restructuring charges in excess of (i) $5,000,000 in the aggregate in connection with the Restructuring Plan during the period between January 1, 2006 and December 31, 2006, (ii) $2,500,000 in the aggregate during the period between January 1, 2007 and December 31, 2007, and (iii) $2,500,000 in the aggregate during the period between January 1, 2008 and December 31, 2008.

(c) Fixed Charge Coverage.

Borrower shall not permit the ratio of its EBITDA to Fixed Charges for each period set forth below to be less than the amount set forth for such period:

Ratio	Date
.40 : 1.00	For the trailing 9 months ending September 2006

.55 : 1.00	For the trailing 12 months ending December 2006

.65 : 1.00	For the trailing 12 months ending March 2007

.75 : 1.00	For the trailing 12 months ending June 2007

.85 : 1.00	For the trailing 12 months ending September 2007

1.00 : 1.00	For the trailing 12 months ending December 2007 and for the trailing 12 months periods ending on the last day of each fiscal quarter thereafter

2. Representations and Warranties of Borrower. Borrower represents and warrants that, as of the date hereof:

(a) The execution, delivery and performance by Borrower of this Amendment, are within the organizational power of Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval (if any shall be required), other than approvals which could not reasonably be expected to have a Material Adverse Effect on Borrower, and do not and will not contravene or conflict with any provision of law applicable to Borrower, the articles of incorporation, by-laws or any other organizational document of Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon Borrower or any property of Borrower, in each case, which contravention or conflict could reasonably be expected to have a Material Adverse Effect on Borrower;

(b) Each of the Amended and Restated Loan Agreement, as amended by this Amendment and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditor’s rights generally and general principles of equity related to enforcement;

(c) After giving effect to the amendments set forth herein, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing; and

(d) After giving effect to the amendments set forth herein, the representations and warranties of the Borrower contained in the Amended and Restated Loan Agreement and the Other Agreements are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof, except for those specific to a past date (which shall be true and correct as of such past date).

3. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following condition precedent:

(a) Agent shall have received this Amendment executed by Borrower, Agent and LaSalle Bank National Association;

(b) Agent shall have received the Consent and Reaffirmation executed by each Obligor (other than the Borrower);

(c) Borrower shall pay to Agent a one-time amendment fee of Twenty-Five Thousand and No/100 Dollars ($25,000.00) which fee shall be fully earned and payable on the date this Amendment is executed by Agent;

(d) Borrower shall pay to Agent a one time line increase fee of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00), which fee shall be fully earned by Lender and payable on the date this Amendment is executed by Agent;

(e) Borrower shall have paid a legal fee of One Thousand and No/100 ($1,000.00) for Agent’s internal legal costs to prepare this Amendment; and

(f) All proceedings taken in connection with this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel such acceptance to be evidenced by Agent’s execution hereof.

4. No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.

5. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6. Ratification. Except as expressly waived and modified hereby, the Amended and Restated Loan Agreement and the Other Agreements each hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the respective terms thereof. Agent and Lenders willingness to provide the waivers herein and agree to the amendments herein shall not be deemed to indicate or require Agent’s or Lenders’ willingness to agree to any deviation from the terms of the Amended and Restated Loan Agreement (as modified hereby) in the future.

7. Choice of Law. This Amendment shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects.

[Remainder of page intentionally left blank, signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

LASALLE BANK NATIONAL ASSOCIATION, as Agent
and a Lender
By/s/ Andrew J. Heinz
Its First Vice President
APAC CUSTOMER SERVICES, INC.,
as Borrower
By /s/George H. Hepburn III
Its SVP & CFO
Dated: October 25, 2006

CONSENT AND REAFFIRMATION

The undersigned (“Guarantors”), hereby (i) acknowledge receipt of a copy of the foregoing Amendment No. 4 to Amended and Restated Loan and Security Agreement (the “Amendment”); (ii) consent to Borrower’s execution and delivery of the Amendment; and (iii) reaffirm that each of the Other Agreements that it is a party to continue to remain in full force and effect. Although Guarantors have been informed of the matters set forth herein and have acknowledged same, Guarantors understand that Agent and Lenders have no obligation to inform Guarantors of such matters in the future or to seek Guarantors’ acknowledgment to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, Guarantors have executed this Consent and Reaffirmation on and as of the date of the Amendment.

APAC CUSTOMER SERVICES, L.L.C.
APAC CUSTOMER SERVICES OF ILLINOIS, INC.
APAC CUSTOMER SERVICES GENERAL
PARTNER, INC.
ITI HOLDINGS, LLC
APAC CUSTOMER SERVICES OF IOWA, L.L.C.
APAC CUSTOMER SERVICES OF TEXAS, L.P.
by its general partner, APAC Customer Services General Partner, Inc.
Each By Robert J. Keller
Its President & CEO

Amendment No. 4 To Amended And Restated Loan And Security Agreement_v
FINAL